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Filed Pursuant to Rule 424(b)(3) Registration No. 333-59390

Prospectus Supplement No. 1
to
Prospectus Dated October 24, 2001

QUIDEL CORPORATION

2,486,514 Shares of Common Stock of Quidel Corporation

    The following information supplements, and must be read in connection with, the information contained in the prospectus, dated October 24, 2001 (the "Prospectus"), of Quidel Corporation, a Delaware corporation. This Prospectus Supplement must be delivered with a copy of the Prospectus. All capitalized terms not otherwise defined herein have the respective meanings ascribed to them in the Prospectus. The following information replaces in its entirety the information provided in the Prospectus under the caption "Selling Stockholders".

The date of this Prospectus Supplement No. 1 is January 4, 2002.

SELLING STOCKHOLDERS

    The shares of our common stock covered by this prospectus were issued to former shareholders and certain option holders of Litmus, in a transaction in which Litmus became a wholly owned subsidiary of ours. In a series of private transactions, we issued approximately 3,250,000 shares of our common stock to former shareholders and certain option holders of Litmus, pursuant to the terms of the merger agreement between us and Litmus. Almost all of these shares were prohibited from being sold until June 6, 2001, pursuant to lock-up agreements executed by us and certain of the selling stockholders. Of these shares, 2,486,514 shares are the subject of this prospectus. The remaining 763,486 shares issued in connection with the merger are subject to an escrow agreement as security against breaches of certain representations and warranties made by Litmus. Of these escrowed shares, 32,580 have been released to us from escrow, due to a cash payment made by us to a third party on behalf of Litmus for financial advisory fees, and 730,906 remain in escrow. Under a registration rights agreement dated December 8, 2000, we agreed to register the shares that were not placed in escrow and maintain the effectiveness of the registration statement until the earlier of one year from effectiveness or the date on which all the shares covered by this prospectus have been sold. For more information on distribution of the shares, see "Plan of Distribution" on page 16 of this Prospectus. The selling stockholders may from time to time offer and sell pursuant to this Prospectus, any or all of the 2,486,514 shares of our common stock. The table below describes, on or prior to December 27, 2001, the number of shares of our common stock covered by this prospectus that each selling stockholder beneficially owns. The term "selling stockholders" includes the holders listed below and their transferees, pledgees, donees or other successors. We have prepared this table based upon information furnished to us by or on behalf of the selling stockholders.

    The selling stockholders confirmed at the time they acquired the shares listed below that they acquired the shares for investment purposes only and not with a view toward their resale, and acknowledged the existence of restrictions on resale that apply to these shares. This offering relates only to the sale of shares held or to be held by the selling stockholders named in the following table. Since the date on which they provided us with the information below, the selling stockholders may have sold, transferred or otherwise disposed of some or all of their shares of our common stock in transactions exempt from the Securities Act's registration requirements.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned if All Shares Being Registered Are Sold(2)
			Number of Shares Being Registered For Sale
Selling Stockholders	Number of Shares	Percent(1)		Number of Shares	Percent(1)
Mary Lynne Ament	3,684	*	2,847	837	*
Terrence Andreasen	5,577	*	4,310	1,267	*
Jason Barzilay	3,928	*	3,036	892	*
Beacon Fiduciary Advisors, Inc.	73,673	*	56,937	16,736	*
Alison P. Bisno	3,684	*	2,847	837	*
Alexander Blass	1,964	*	1,518	446	*
Constance Blass O'Neill Trust #3	7,367	*	5,694	1,673	*
Constance Blass O'Neill, Trustee for Amanda Beverly O'Neill	2,947	*	2,278	669	*
Constance Blass O'Neill, Trustee for Isabel Leaman O'Neill	2,947	*	2,278	669	*
Constance Blass O'Neill, Trustee for John Blass O'Neill	2,947	*	2,278	669	*
Constance Blass O'Neill, Trustee for Kristen Patricia O'Neill	2,947	*	2,278	669	*
Gus Blass II	80,538	*	62,242	18,296	*
Gus Blass III	22,190	*	17,149	5,041	*
Gus Blass III Keough Account	36,836	*	28,468	8,368	*
Patricia B. Blass	7,367	*	5,694	1,673	*
Rebecca Blass	982	*	759	223	*
Charlotte & Curt Bradbury	3,684	*	2,847	837	*
Marian B. Buccafurni	319,617	1.14%	247,009	72,608	*
Marian Buccafurni & Paul Lawrence	3,684	*	2,847	837	*
Harriet Calhoun Stephens Trust	2,211	*	1,709	502	*
Capital Properties, Ltd.	85,088	*	65,759	19,329	*
C.E. Unterberg, Towbin LLC	4,910	*	3,795	1,115	*
John Chan & Lily W. Chan	3,684	*	2,847	837	*
William H. Chan, MD	14,735	*	11,388	3,347	*
William H. Chan, MD & Janet Wong, DDS	8,840	*	6,832	2,008	*
Aulena Chaudhuri	4,169	*	3,222	947	*
Sally Chew	7,367	*	5,694	1,673	*
Betsy Cohen	6,098	*	4,713	1,385	*
CooperSurgical Acquisition Corp.	1,473,453	5.28%	1,138,725	334,728	1.19%
Coral Partners	3,684	*	2,847	837	*
Coral Two Corporation	11,051	*	8,541	2,510	*
Steve Costella	540	*	417	123	*
Eric Daniel	3,684	*	2,847	837	*
Peter Davis	15,750	*	12,172	3,578	*
Lou De Amicis	4,065	*	3,141	924	*
Alan Dror, MD	10,020	*	7,743	2,277	*
William W. R. Elder	3,684	*	2,847	837	*
Webb J. Engman & Marie J. Engman	1,179	*	911	268	*

Douglas Engman Fires & Patricia J. Fires	1,179	*	911	268	*
Leroy Fong & Julie Fong	3,684	*	2,847	837	*
Donald Freedlander	3,684	*	2,847	837	*
Regina Gindin	5,893	*	4,555	1,338	*
Richard Giss	1,473	*	1,138	335	*
Robert Giss	1,473	*	1,138	335	*
Vernon Giss	1,473	*	1,138	335	*
Warren Giss	1,473	*	1,138	335	*
Henry & Sheila Gladstone	3,684	*	2,847	837	*
Carol Green	5,893	*	4,554	1,339	*
William F. Green	148	*	114	34	*
Carol Hall	1,220	*	943	277	*
RMH, III Age 21 Trust	982	*	759	223	*
WSW Hamilton Age 21 Trust	982	*	759	223	*
Robert M. Hamilton, Jr.	11,051	*	8,541	2,510	*
Michealle Havenhill	414	*	320	94	*
Henry Heines	7,749	*	5,988	1,761	*
Mark Herrman	7,367	*	5,694	1,673	*
Gail Highberg	1,584	*	1,224	360	*
Thomas Ingram	1,964	*	1,518	446	*
Joan Irwin	737	*	569	168	*
J. Chasnoff Joint Venture #6	5,893	*	4,554	1,339	*
Roland Jang	18,928	*	14,628	4,300	*
Jeffrey Jones	148	*	114	34	*
Stanley Keller	7,367	*	5,694	1,673	*
Bill Kirsch	540	*	417	123	*
The Lampert Irrevocable Trust Julie Bell, Trustee	1,473	*	1,138	335	*
Roland Lampert	68,470	*	52,915	15,555	*
Ellen B. Laner Trust	7,367	*	5,694	1,673	*
Leah Lawrence	4,658	*	3,600	1,058	*
Paul J. Lawrence	391,790[3]	1.40%	152,786	89,004	*
The Lawrence/Buccafurni 2001 Charitable Life Trust, dated December 27, 2001	150,000	*	150,000	0	*
Diem Le	28	*	22	6	*
Sheng Fen Li	330	*	255	75	*
Peter Ly	5,225	*	4,038	1,187	*
Douglas H. Martin	2,947	*	2,278	669	*
Dennis McGee	1,989	*	1,537	452	*
Robert McGee	148	*	114	34	*
Glen McLaughlin	19,054	*	14,726	4,328	*
Glen Wallace McLaughlin	3,684	*	2,847	837	*
MH Fund, Inc.	35,363	*	27,329	8,034	*

Allen Misher	29,761	*	23,000	6,761	*
Karen Morrical	1,473	*	1,138	335	*
Mark Morris	2,434	*	1,881	553	*
William Muttera	1,220	*	943	277	*
Teresa M. Nippes	4,065	*	3,141	924	*
Debbie Nishijima	428	*	331	97	*
Norman Family Investments LP	4,715	*	3,644	1,071	*
Rebecca O'Brien	4,269	*	3,299	970	*
Robert O'Callaghan	589	*	455	134	*
Constance O'Neill	3,928	*	3,036	892	*
David M. O'Malley	4,065	*	3,141	924	*
John O'Malley	73,808	*	57,040	16,768	*
John A. O'Malley, Jr.	4,065	*	3,141	924	*
Robert D. O'Malley	4,065	*	3,141	924	*
Joseph Ogrinc	295	*	228	67	*
Patrick B. Parmelee	148	*	114	34	*
Perry O. Parmelee & Joan W. Parmelee, Trustees of the Parmelee Trust U/D/T Dtd 5/24/93	2,211	*	1,709	502	*
Robert Pena	21	*	16	5	*
Lawrence S. Phillips	36,836	*	28,468	8,368	*
Roxane Phillips	1,473	*	1,138	335	*
Scott Read	1,291	*	998	293	*
James Reinsch	237	*	183	54	*
Cynthia Robbins-Roth	1,220	*	943	277	*
William Rohn	295	*	228	67	*
Louis Rosen & Vivan B. Rosen	7,367	*	5,694	1,673	*
Hank Sakai	5,893	*	4,554	1,339	*
Julie A. Saunders	1,473	*	1,138	335	*
Heresh Shah	6,098	*	4,713	1,385	*
Donny Shapiro	186	*	144	42	*
David Shockey	4,065	*	3,141	924	*
Ben Simon	3,928	*	3,036	892	*
Arthur Small, Jr.	5,009	*	3,871	1,138	*
J. G. Stuckey	1,473	*	1,138	335	*
David Sutton	3,169	*	2,449	720	*
Bess Stephens Family Trust	35,363	*	27,329	8,034	*
Jackson T. Stephens Trust One	20,628	*	15,942	4,686	*
Warren A. Stephens & Harriet C. Stephens Childrens Trust	3,684	*	2,847	837	*
Warren A. Stephens, Trustee of the Warren A. Stephens Trust	8,840	*	6,832	2,008	*
Mya Myat Tun	212	*	164	48	*
Barry Waxman	3,684	*	2,847	837	*

Gordon A. Wong, MD & Merrily F. Wong	25,785	*	19,927	5,858	*
Gordon Wong, MD	3,684	*	2,847	837	*
Elmar Zanflorin	3,684	*	2,847	837	*

*
Less than 1%.

(1)
Computed based on 27,891,901 shares of common stock outstanding as of January 2, 2001.

(2)
Assumes all of the shares of common stock that may be offered hereunder are sold.

(3)
Includes 150,000 shares held by the Lawrence/Buccafurni 2001 Charitable Life Trust, dated December 27, 2001, with respect to which Mr. Lawrence disclaims beneficial ownership.

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Prospectus Supplement No. 1 to Prospectus Dated October 24, 2001